ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated December 13, 2013

UBS AG Airbag Autocallable Yield Optimization Notes

UBS AG $[•] Notes Linked to common stock of Hewlett-Packard Company due on or about December 19, 2014

Investment Description

UBS AG Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”) linked to the common stock of Hewlett-Packard Company (the “underlying equity”). The issue price of each Note will be $1,000. On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying equity unless the Notes are previously called. If the underlying equity closes at or above the initial price on any quarterly observation date, UBS will automatically call the Notes and pay you an amount equal to the principal amount per Note plus the corresponding coupon and no further amounts will be paid on the Notes. If by maturity the Notes have not been called, UBS will either pay you the principal amount per Note or, if the closing price of the underlying equity on the final valuation date is below the specified conversion price, UBS will deliver to you a number of shares of the underlying equity per Note equal to (i) the principal amount per Note divided by (ii) the specified conversion price of the underlying equity (the “share delivery amount”) for each of your Notes (subject to adjustments in the case of certain corporate events described in the accompanying Airbag Autocallable Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments”). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying equity at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Income: Regardless of the performance of the underlying equity, UBS will pay you a monthly coupon unless the Notes were previously called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying equity at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes.

❑

Automatic Call: The Notes will be called automatically if the price of the underlying equity closes at or above the initial price on any observation date, including the final valuation date. If the Notes are called, your return will be equal to your principal amount plus the applicable coupon for that date and no further amounts will be owed to you.

❑

Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the price of the underlying equity does not close below the conversion price on the final valuation date, UBS will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the underlying equity. If the Notes are not previously called and the price of the underlying equity closes below the conversion price on the final valuation date, UBS will deliver to you at maturity a number of shares of the underlying equity equal to the share delivery amount for each of your Notes, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	December 13, 2013
Settlement Date	December 18, 2013
Observation Dates	Quarterly (see page 3)
Final Valuation Date	December 15, 2014
Maturity Date	December 19, 2014

*	Expected. See page 3 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-15 OF THE AIRBAG AUTOCALLABLE YIELD OPTIMIZATION NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

These preliminary terms relate to the Notes linked to the common stock of Hewlett-Packard Company. The coupon rate, initial price, conversion price and share delivery amount for the Notes will be set on the trade date. Coupons will be paid monthly in arrears in 12 equal installments, unless previously called.

Underlying Equity	Stock Ticker	Coupon Rate	Total Coupon Payable*	Initial Price	Conversion Price	Share Delivery Amount**	CUSIP	ISIN
Common stock of Hewlett-Packard Company	HPQ	At least 5.80% per annum	At least 5.80%	$[•]	80% of Initial Price	[•] shares per Note	90271R830	US90271R8300
*	The actual total coupon paid will be based on the duration of the Notes.
**	Equal to $1,000 divided by the conversion price. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity. The share delivery amount and conversion price are subject to adjustments in the case of certain corporate events described in the Airbag Autocallable Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments.”

The estimated initial value of the Notes as of the trade date is expected to be between $950.00 and $985.00 for Notes linked to the common stock of Hewlett-Packard Company. The range of the estimated initial value of the Notes was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the Airbag Autocallable Yield Optimization Notes product supplement relating to the Notes, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying Airbag Autocallable Yield Optimization Notes product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Common stock of Hewlett-Packard Company	$ •	$1,000.00	$ •	$15.00	$ •	$985.00

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Airbag Autocallable Yield Optimization Notes product supplement dated October 9, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512418233/d422148d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Airbag Autocallable Yield Optimization Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Airbag Autocallable Yield Optimization Notes product supplement” mean the UBS product supplement, dated October 9, 2012, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Indicative Terms

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	$1,000
Term	Approximately 12 months, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust (i) the observation dates (including the final valuation date) to ensure that the term between each observation date remains the same and/or (ii) the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Equity	The common stock of Hewlett-Packard Company.
Call Feature	The Notes will be called automatically if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. If the Notes are called, UBS will pay you on the applicable call settlement date a cash payment per Note equal to the principal amount plus the coupon for the applicable coupon payment date.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Observation Dates	March 14, 2014, June 16, 2014, September 16, 2014 and December 15, 2014.
Coupon Payments	Coupon paid in arrears in 12 equal installments based on the coupon rate, regardless of the performance of the underlying equity, unless the Notes have been previously called. The coupon rate is expected to be at least 5.80% per annum for Notes linked to the common stock of Hewlett-Packard Company. The actual coupon rate for the Notes will be set on the trade date and will not be less than 5.80% per annum.
Total Coupon Payable	The total coupon payable is expected to be at least 5.80% for Notes linked to the common stock of Hewlett-Packard Company. The actual total coupon payable for the Notes will be based on the coupon rate per annum and set on the trade date. The actual total coupon paid will be based on the duration of the Notes.
1st Installment through 12th Installment (unless called earlier)	For Notes linked to the common stock of Hewlett-Packard Company: at least 0.4833%. The actual installment amount per Note will be based on the coupon rate per annum and set on the trade date.
Conversion Price	A percentage of the initial price, as specified on the cover of this free writing prospectus, subject to adjustment in the case of certain corporate events, as described in the Airbag Autocallable Yield Optimization Notes product supplement.
Share Delivery Amount(1) (per Note)	A number of shares of the underlying equity equal to (i) the principal amount divided by (ii) the conversion price of the underlying equity, as determined on the trade date. The share delivery amount is subject to adjustments in the case of certain corporate events, as described in the Airbag Autocallable Yield Optimization Notes product supplement.
Payment at Maturity (per Note)

If the Notes have not been called and the final price of the underlying equity is not below the conversion price, at maturity we will pay you an amount in cash equal to your principal amount.

If the Notes have not been called and final price of the underlying equity is below the conversion price, at maturity we will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Note you own.(1)

The value of the share delivery amount is expected to be worth less than the principal amount and may be worthless.

Closing Price	On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying equity during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying equity on the trade date, as determined by the calculation agent.
Final Price	The closing price of the underlying equity on the final valuation date.

Investment Timeline

Trade date:	The closing price of the underlying equity is observed, the conversion price is determined and the share delivery amount is calculated. The coupon rate is set.

Monthly (including at maturity if not previously called):	UBS pays the applicable coupon.

Quarterly (including the final valuation date):

The Notes will be called if the closing price of the underlying equity on any observation date is equal to or greater than the initial price.

If the Notes are called, UBS will pay an amount on the applicable call settlement date equal to the principal amount plus the applicable coupon.

Maturity date:

The final price is observed on the final valuation date.

If the Notes have not been called and the final price of the underlying equity is not below the conversion price, UBS will pay you an amount in cash equal to your principal amount.

If the Notes have not been called and the final price of the underlying equity is below the conversion price, UBS will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Note you own (subject to adjustments in the case of certain corporate events, as described in the Airbag Autocallable Yield Optimization Notes product supplement).(1)

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)

If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying equity.

♦	You believe the underlying equity will close at or above the initial price on one of the specified observation dates.

♦

You believe the final price of the underlying equity is not likely to be below the conversion price and, if it is, you can tolerate receiving shares of the underlying equity at maturity worth less than your principal amount or that may have no value at all.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your return is limited to the coupons paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You are willing to invest in the Notes based on the coupon rate per annum indicated on the cover hereof (the actual coupon rate will be determined on the trade date and will not be less than the amount specified on the cover hereof).

♦

You are willing and able to hold Notes that may be called early, and otherwise you are willing to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the full downside market risk of an investment in the underlying equity.

♦	You believe the final price of the underlying equity is likely to be below the conversion price, which could result in a total loss of your initial investment.

♦	You cannot tolerate receiving shares of the underlying equity at maturity worth less than your principal amount or that may have no value at all.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be unwilling to invest in the Notes based on the coupon rate per annum indicated on the cover hereof (the actual coupon rate will be determined on the trade date and will not be less than the amount specified on the cover hereof).

♦

You are unable or unwilling to hold Notes that may be called early, and you are unwilling to hold the Notes to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus for risks related to an investment in the Notes.

Coupon Payment Dates

Coupons will be paid in arrears in 12 equal installments on the coupon payment dates listed below (unless earlier called):

♦ January 21, 2014 ♦ February 18, 2014 ♦ March 18, 2014* ♦ April 21, 2014 ♦ May 19, 2014 ♦ June 18, 2014*	♦ July 18, 2014 ♦ August 18, 2014 ♦ September 18, 2014* ♦ October 20, 2014 ♦ November 18, 2014* ♦ December 19, 2014*

*	Corresponding call settlement dates for the applicable quarterly observation dates

Any payment required to be made on any coupon payment date that is not a business day will be made on the next succeeding business day, unless that day falls in the next calendar month, in which case it will be made on the first preceding business day, with the same effect as if paid on the original due date. The record date for coupon payments will be three business days preceding the coupon payment date except that the record date that corresponds to the coupon payable on the maturity date will be the final valuation date.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Airbag Autocallable Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying equity is greater than or equal to the conversion price and only at maturity. If the Notes are not called and the final price of the underlying equity is below the conversion price, UBS will deliver to you a number of shares of the underlying equity equal to the share, delivery amount at maturity for each Note that you own instead of the principal amount in cash. As a result, if the final price is below the conversion price, you will be exposed on a leveraged basis to any such decline below the conversion price. For example, if the conversion price is 80% of the initial price, the final price is less than the conversion price and the closing price of the underlying equity on the maturity date is 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the 10% additional decline from the conversion price. If you receive shares of the underlying equity at maturity, the value of the shares you receive are expected to be less than the principal amount of the Notes or may have no value at all.

♦

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Note’s underlying equity reflects a higher expectation as of the trade date that the price of the underlying equity could close below its conversion price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Note could fall sharply, which could result in a significant loss of principal.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the final price or secondary market sale price is above the conversion price.

♦

Your return potential on the Notes is expected to be limited to the coupons paid on the Notes — If the Notes are called on any quarterly observation date, the return on the Notes will be limited to the principal amount plus the total of any coupons paid on the Notes up to and including the applicable call settlement date and you will not participate in any appreciation of the underlying equity, which may be significant. If the Notes are not called and the closing price of the underlying equity on the final valuation date is greater than or equal to the conversion price, UBS will pay you the principal amount of your Notes in cash at maturity. If the closing price of the underlying equity on the final valuation date is less than the conversion price, UBS will deliver to you shares of the underlying equity at maturity which are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return on the Notes as of an applicable call settlement date or the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying equity .

♦

Reinvestment risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Notes may be called as early as 3 months after issuance, you should be prepared in the event the Notes are called early.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦

Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying equity issuer and the underlying equity for your Notes. For additional information regarding the underlying equity issuer, please see “Information about the Underlying Equity” and “Hewlett-Packard Company” in this free writing prospectus and the underlying equity issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

♦

Owning the Notes is not the same as owning the underlying equity — The return on your Notes may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity over the term of your Notes. Furthermore, the underlying equity may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the underlying equity price will not rise by more than the coupons paid or, if not called, that the Notes or will not close below the conversion price on the final valuation date.

The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk, if your Notes are not automatically called, of losing some or all of your initial investment.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the conversion price and the share delivery amount for certain corporate events affecting the underlying equity, such as stock splits and stock dividends, and certain other actions involving the underlying equity. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity. If an event occurs that does not require the calculation agent to adjust the conversion price and the share delivery amount, the market value of your Notes and the payment at maturity may be materially and adversely affected. Following certain corporate events relating to the issuer of the underlying equity where the issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of the underlying equity becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-34 of the Airbag Autocallable Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying equity is below the conversion price (as such conversion price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

♦

Potential UBS impact on the market price of the underlying equity — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the market price of the underlying equity and, therefore, the market value of your Notes.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity , which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the underlying equity’s closing price is greater than its initial price on each observation date as well as whether the final price is below the conversion price and accordingly, whether there is an automatic call, and if not, the payment at maturity on your Notes. The calculation agent may postpone the determination of the closing prices and the final price and the maturity date if a market disruption event occurs and is continuing on the observation dates or final valuation date. As UBS determines the economic terms of the Notes, including the coupon rate and conversion price, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse affect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity or upon an automatic call on a hypothetical offering of the Notes assuming the following*:

Term:	Approximately 12 months (callable quarterly)
Principal amount:	$1,000 per Note
Coupon rate**:	5.80% per annum (or $4.833 per monthly period)
Total coupon payable**:	5.80% (or $58.00 per Note)
Initial price of the underlying equity:	$30.00 per share
Conversion price:	$24.00 (80% of the initial price)
Share delivery amount***:	41.6667 shares per Note (principal amount per Note/conversion price)
Dividend yield on the underlying equity ****:	1.00%

*	Actual coupon rate and terms for each Note to be set on the trade date. Amounts here have been rounded for ease of analysis.

**	Coupon payment will be paid in arrears in 12 equal installments during the term of the Notes on an unadjusted basis, unless earlier called. The total amount paid will be based on the duration of the notes.

***	If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

****	Hypothetical dividend yield holders of the underlying equity might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return. The actual dividend yield for any underlying equity may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying equity.

Example 1 — Notes are called on the First Observation Date

Closing Price at First Observation Date:	$35.00 (at or above Initial Price, Notes are called)
Payment at Call Date:	$1,004.833
Coupons Previously Paid:	$ 9.667

Total:	$1,014.50
Total Return on the Notes:	1.450%

Since the Notes are called on the first observation date, UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $9.667 received on previous coupon payment dates, UBS will have paid you a total of $1,014.50 per Note for a 1.450% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are called on the final Observation Date

Closing Price at First Observation Date:	$26.00 (below Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$28.00 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$27.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$32.00 (above Initial Price, Notes are called)

Payment at Call Date:	$1,004.833
Coupons Previously Paid:	$ 53.167

Total:	$1,058.00
Total Return on the Notes:	5.80%

Since the Notes are called on the final observation date (which is the final valuation date), UBS will pay on the maturity date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $53.167 received on previous coupon payment dates, UBS will have paid you a total of $1,058.00 per Note for a 5.80% total return on the Notes.

Example 3 — Notes are NOT called and the Final Price is NOT below the Conversion Price of $24.00.

Closing Price at First Observation Date:	$27.00 (below Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$29.00 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$26.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$25.75 (below Initial Price, Notes NOT called), above Conversion Price

Payment at Maturity:	$1,004.833
Coupons Previously Paid:	$ 53.167

Total:	$1,058.00
Total Return on the Notes:	5.80%

Since the Notes are not called on any observation date and final price of the underlying equity is not below the conversion price of $24.00, your principal is repaid and UBS will pay at maturity a cash payment equal to the principal amount of the Notes plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $53.167 received on previous coupon payment dates, UBS will have paid you a total of $1,058.00 per Note for a 5.80% total return on the Notes.

Example 4 — Notes are NOT called and the Final Price is below the Conversion Price of $24.00.

Closing Price at First Observation Date:	$25.00 (below Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$26.00 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$20.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date and Maturity Date:	$ 9.60 (below Initial Price, Notes NOT called), below Conversion Price

Payment at Maturity (consisting of the share delivery amount):	$ 400.00
Coupon Paid at Maturity	$ 4.833
Coupons Previously Paid:	$ 53.167

Total:	$ 458.00
Total Return on the Notes:	-54.20%

Since the Notes are not called on any observation date and the final price of the underlying equity is below the conversion price of $24.00, UBS will deliver at maturity the share delivery amount with fractional shares included in the share delivery amount paid in cash at the final price. The value received at maturity and the total return on the Notes at that time depends on (i) the price of the underlying equity on the maturity date and (ii) the final price for any fractional shares of the share delivery amount. UBS will also pay the coupon for the corresponding coupon payment. When added to the coupon payments of $53.167 previously received, the value of the share delivery amount and coupons received from UBS would be worth a total of $458.00 per Note for a loss on the Notes of 54.20%.

Hypothetical Return at Maturity(1)

Underlying Equity		The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Conversion Price(2)			The Hypothetical Final Price is Less Than the Hypothetical Conversion Price(3)
Hypothetical Final Price(4)	Equity Price Return(5)	Total Return on the Underlying Equity at Maturity(6)	Total Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)	Total Payment at Maturity + Coupon Payments(9)	Total Return on the Notes at Maturity(8)
$45.00	50.00%	51.00%	$1,058.00	5.80%	n/a	n/a
$43.50	45.00%	46.00%	$1,058.00	5.80%	n/a	n/a
$42.00	40.00%	41.00%	$1,058.00	5.80%	n/a	n/a
$40.50	35.00%	36.00%	$1,058.00	5.80%	n/a	n/a
$39.00	30.00%	31.00%	$1,058.00	5.80%	n/a	n/a
$37.50	25.00%	26.00%	$1,058.00	5.80%	n/a	n/a
$36.00	20.00%	21.00%	$1,058.00	5.80%	n/a	n/a
$34.50	15.00%	16.00%	$1,058.00	5.80%	n/a	n/a
$33.00	10.00%	11.00%	$1,058.00	5.80%	n/a	n/a
$31.50	5.00%	6.00%	$1,058.00	5.80%	n/a	n/a
$30.00	0.00%	1.00%	$1,058.00	5.80%	n/a	n/a
$28.50	-5.00%	-4.00%	$1,058.00	5.80%	n/a	n/a
$27.00	-10.00%	-9.00%	$1,058.00	5.80%	n/a	n/a
$24.00	-20.00%	-19.00%	$1,058.00	5.80%	n/a	n/a
$22.50	-25.00%	-24.00%	n/a	n/a	$995.50	-0.450%
$21.00	-30.00%	-29.00%	n/a	n/a	$933.00	-6.700%
$19.50	-35.00%	-34.00%	n/a	n/a	$870.50	-12.950%
$18.00	-40.00%	-39.00%	n/a	n/a	$808.00	-19.200%
$16.50	-45.00%	-44.00%	n/a	n/a	$745.50	-25.450%
$15.00	-50.00%	-49.00%	n/a	n/a	$683.00	-31.700%
$13.50	-55.00%	-54.00%	n/a	n/a	$620.50	-37.950%

(1)	This table assumes that the Notes are not called at any time during the term of the Notes prior to the final valuation date pursuant to the call feature.

(2)	A conversion event does not occur if the hypothetical final price of the underlying equity is not below the hypothetical conversion price.

(3)	A conversion event occurs if the hypothetical final price of the underlying equity is less than the hypothetical conversion price.

(4)

If the hypothetical final price of the underlying equity is not below the hypothetical conversion price, this number represents the final price. If the hypothetical final price of the underlying equity is below the hypothetical conversion price, this number represents the final price as of the final valuation date and the closing price as of the maturity date.

(5)	The hypothetical equity price return range is provided for illustrative purposes only. The actual equity price return may be below -55% and you therefore may lose up to 100% of your principal amount.

(6)	The total return on the underlying equity at maturity includes a hypothetical 1.00% cash dividend payment.

(7)	Payment consists of the principal amount plus hypothetical coupon payments of 5.80% per annum.

(8)	The Total Return on the Notes at maturity includes hypothetical coupon payments of 5.80% per annum.

(9)

Payment consists of the share delivery amount plus hypothetical coupon payments of 5.80% per annum. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

Information about the Underlying Equity

All disclosures contained in this free writing prospectus regarding the underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity.

Included on the following pages is a brief description of the issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and the first, second and third calendar quarters of 2013. Partial data is provided for the fourth calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Hewlett-Packard Company

According to publicly available information, Hewlett-Packard Company (“Hewlett-Packard”) is a provider of products, technologies, software and services to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors. Hewlett-Packard’s business is separated into seven segments: Personal Systems, Printing, Services, Enterprise Servers, Storage and Networking (“ESSN”), Software, HP Financial Services (“HPFS”) and Corporate Investments. Personal Systems provides commercial personal computers (“PCs”), consumer PCs, workstations, calculators and other related accessories, software and services for the commercial and consumer markets. Printing provides consumer and commercial printer hardware, supplies, media and scanning devices. Services provides consulting, outsourcing and technology services across infrastructure, applications and business process domains. ESSN provides server, storage and networking products. Software provides enterprise information management solutions for both structured and unstructured data, IT management software, and security intelligence/risk management solutions. HPFS supports and enhances Hewlett-Packard’s global product and service solutions, providing a broad range of value-added financial life cycle management services. Corporate Investments includes business intelligence solutions, HP Labs, the webOS business and certain business incubation projects. Information filed by Hewlett-Packard with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04423, or its CIK Code: 0000047217. Hewlett-Packard’s website is http://www.hp.com. Hewlett-Packard’s common stock is listed on the New York Stock Exchange under the ticker symbol “HPQ.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Hewlett-Packard’s common stock, based on daily closing prices on the primary exchange for Hewlett-Packard, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Hewlett-Packard’s closing price on December 12, 2013 was $26.60. The actual initial price will be the closing price of Hewlett-Packard’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2009	3/31/2009	$39.31	$25.53	$32.06
4/1/2009	6/30/2009	$38.98	$32.88	$38.65
7/1/2009	9/30/2009	$47.88	$36.84	$47.21
10/1/2009	12/31/2009	$52.93	$45.28	$51.51
1/4/2010	3/31/2010	$53.50	$47.03	$53.15
4/1/2010	6/30/2010	$54.52	$43.28	$43.28
7/1/2010	9/30/2010	$47.57	$38.00	$42.07
10/1/2010	12/31/2010	$44.25	$40.64	$42.10
1/3/2011	3/31/2011	$48.99	$40.13	$40.97
4/1/2011	6/30/2011	$41.57	$34.26	$36.40
7/1/2011	9/30/2011	$37.47	$22.32	$22.45
10/3/2011	12/30/2011	$28.41	$22.20	$25.76
1/3/2012	3/30/2012	$29.89	$23.03	$23.83
4/2/2012	6/30/2012	$25.25	$19.35	$20.11
7/2/2012	9/28/2012	$20.36	$16.71	$17.06
10/1/2012	12/31/2012	$17.21	$11.71	$14.25
1/2/2013	3/29/2013	$23.84	$15.02	$23.84
4/1/2013	6/28/2013	$25.44	$19.56	$24.80
7/1/2013	9/30/2013	$27.30	$20.98	$20.98
10/1/2013*	12/12/2013*	$28.13	$20.75	$26.60

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 12, 2013. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the performance of Hewlett-Packard’s common stock from January 3, 2000 through December 12, 2013, based on information from Bloomberg. The dotted line represents a hypothetical conversion price of $21.28, which is equal to 80% of the closing price on December 12, 2013. The actual conversion price will be based on the closing price of Hewlett-Packard’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying equity. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — We intend to treat the debt component as having a term greater than one year, so that the amounts treated as interest on the debt component would be includable in income by you in accordance with your regular method of accounting for interest for United States federal income purposes. If, however, the debt component were treated as having a term of one year or less, amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity of the Notes. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying equity if you receive the underlying equity.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Equity	Coupon Rate (to be determined on trade date)	Interest on Debt Component	Put Option Component
Common stock of Hewlett-Packard Company	At least 5.80% per annum	•% per annum	•% per annum

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Notes. If you receive the underlying equity, certain adverse U.S. federal income (and other) tax consequences might apply to you. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying equity and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of any of the underlying equity.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement unless and until such time as some other treatment is more appropriate.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. If you are not a United States holder, subject to Section 871(m) and “FATCA” (discussed below) you should generally not be subject to United States withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8). Gain from the sale or exchange of a Note or cash settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied. In this regard, we have not attempted to determine whether the issuer of any underlying equity would be a “U.S. Real Property Holding Corporation” if it were a corporation for U.S. tax purposes or whether the Notes (in part or in whole) could be treated as “United States real property interests” as each is defined in Section 897 of the Code. However, if the IRS were to successfully assert that the Notes (in part or in whole) are, in fact, United States real property interests, all or a portion of any gain to a Non-U.S. Holder in respect of a Note upon a sale, exchange, redemption or other taxable disposition of the Note would be subject to U.S. federal income tax on a net income basis. If a withholding agent were to treat the Note as United States real property interests, the proceeds from a taxable disposition would generally be subject to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the Note as United States real property interests.

If the Notes are physically settled by delivery to you of the underlying equity, you may suffer adverse U.S. federal income tax consequences if you hold such underlying equity. In respect of any of the underlying equity that constitute shares in a U.S. corporation, you may be subject to U.S. withholding tax on U.S. source dividends received in respect of such stock that you hold. You might also be subject to U.S. tax to the extent interests in the underlying equity are considered United States real property interests and possibly subject to withholding on gross proceeds from disposition of such underlying equity. We will not attempt to ascertain whether the issuer of any of the underlying equity constitutes or would be treated as a “United States real property holding corporation” within the meaning of Section 897. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for the underlying equity.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends (or “dividend equivalents”). Under recently issued proposed U.S. Treasury Department regulations, certain payments with respect to certain equity-linked instruments, including possibly the Notes, may be treated as dividend equivalents that are subject to U.S. withholding tax. However, if adopted in their current form, the proposed regulations would not impose a withholding tax on dividend equivalent payments that are made on such equity-linked instruments prior to January 1, 2016. Nevertheless, if we (or the applicable paying agent) are required to withhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on as annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASES, OWNERSHIP AND DISPOSITION OF THE NOTES.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Notes at the original issue price to the public. The Agents may resell the Notes to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of the pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks —Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.